UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                             SEC File Number:  333-54468
                                             CUSIP Number: 203416  10  2

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K   [_] Form 11-K   [_] Form 20-F
               [X] Form 10-QSB   [_] Form N-SAR

     For Period Ended:  June 30, 2003
                        -------------

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
     For the Transition Period Ended:______________________________________

________________________________________________________________________________
  Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:__________________________________

PART I - REGISTRANT INFORMATION

Full name of registrant:  Communications Research, Inc.

Former name if applicable:

Address of principal executive office (Street and number):

67 Ramapo Valley Road, Suite 103
Mahwah, New Jersey    07430

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

PERSONAL INVOLVEMENT OF A KEY OFFICERS RELATED FAMILY MEMBER HAS LIMITED THE TIME HE CAN SPEND WITH THE COMPANY AND SUBSEQUENTLY PREPARE THE FILING.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Carl R. Ceragno, President             (201)                    684-0080
--------------------------           -----------           ------------------
          (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                          Communications Research, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date  August 14, 2003                              By  /s/ Carl R. Ceragno
           ---------------                                  -------------------
                                                            Carl R. Ceragno